NAME OF REGISTRANT:
Franklin Multi-Income Trust
File No. 811-05873



EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.


FRANKLIN MULTI-INCOME TRUST

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

July 13, 2005


The Special Meeting of Shareholders of Franklin
Multi-Income Trust (the "Fund") was held on July 13,
2005 at 2:00 p.m. at the offices of the Fund, One
Franklin Parkway, San Mateo, California 94403.

David P. Goss presided at the Meeting as Acting
Chairman and Acting Secretary.  Mr. Goss appointed
Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of Meeting of Shareholders" dated May 18, 2005 was waived. Mr.
Goss indicated that the Notice of the Meeting and the accompanying Prospectus/Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, April 29, 2005, there were 5,857,600 shares of the Fund issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares were represented by proxy at the Meeting, and there was the quorum needed to transact the business of the Meeting.

The Acting Chairman then called for voting on the matter set forth in the Proxy Statement. Ms.
Sanns, then reported that the voting was as follows and that the proposals passed:

1. Regarding the proposal to approve an Agreement and Plan of Reorganization (the "Plan") between the Trust and Franklin Custodian Funds, Inc.
(the "Company"), on behalf of Franklin Income Fund
("Income Fund"), that provides for: (i) the acquisition of substantially all of the assets of the Trust by Income Fund in exchange solely for Class A shares of Income Fund, (ii) the distribution of such shares to the holders of shares of the Trust, and (iii) the complete liquidation and dissolution of the Trust. Shareholders of the Trust will receive Class A shares of Income Fund with an aggregate net asset value equal to the aggregate net asset value of such shareholders' shares in the Trust:



Shares
For
% of
Outstanding
Shares

% of
Shares Voted

Shares
Against
2,897,646.271
49.468%
89.777%
111,021.747


2.	Regarding the proposal is to transact any other
business, not currently contemplated, that may properly come before the Meeting:


Shares
For
% of
Outstanding
Shares

% of
Shares Voted

Shares
Against
2,757,801.740
47.081%
85.445%
249,066.345



There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  July 13, 2005

/s/David P. Goss____
David P. Goss
Acting Secretary